Exhibit 99.1




FOR IMMEDIATE RELEASE

DATE:  January 31, 2005
CONTACT: Paul Frenkiel, (215) 735-4422




                        REPUBLIC FIRST BANCORP ANNOUNCES
                       EXPECTED COMPLETION OF SPIN-OFF OF
                             FIRST BANK OF DELAWARE



Philadelphia, PA, January 31, 2005 - Republic First Bancorp, Inc. (the "Company") (Nasdaq: FRBK) today announced that it expects to complete the distribution at the close of the market today, in a spin off transaction, of its equity interest in First Bank of Delaware ("FBD") to Company shareholders. The shares of FBD are expected to be mailed to Company shareholders who owned the stock as of January 31, 2005 shortly.

As a result of the spin off, the Company will no longer have any ownership interest in FBD, and FBD will be an independent public company. Beginning on February 1, 2005, the Company's stock will trade without the right to receive the dividend of FBD common stock.

FBD is in the process of arranging for its common stock to be quoted on the OTC Bulletin Board following the date of the distribution under the symbol "FBOD." FBD's stock is expected to begin trading on the OTC Bulletin Board on or about February 1, 2005. No current public trading market for FBD common stock exists.

An information statement describing the distribution was mailed to Company shareholders on or about January 10, 2005. Company shareholders will not be required to pay cash or other consideration when the FBD shares are distributed to them or to surrender or exchange their shares of Company common stock to receive the distribution.

FBD will maintain its headquarters located in Wilmington, Delaware and will have total assets of approximately $50 million and 2 full-service banking offices located throughout Delaware.

The Company's remaining subsidiary will continue to operate as Republic First Bank, with headquarters located in Philadelphia, Pennsylvania. Republic First Bank, will have total assets of approximately $650 million and operate 9 offices in Pennsylvania.

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Some   of  the   information   presented   in  this   announcement   constitutes
forward-looking  statements  made pursuant to the safe harbor  provisions of the



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Private  Securities  Litigation Reform Act of 1995.  Forward-looking  statements represent the Company's judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, (1) whether the spin-off will be consummated; (2) whether a trading market will develop for FBD common stock; (3) competitive pressures among depository institutions increase significantly; (4) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (5) general economic conditions are less favorable than expected; (6) legislative, regulatory changes or developments in litigation which could adversely affect the businesses in which the Company is engaged; or (7) changes in the securities markets. For additional information concerning these and other important factors
that  may  cause  the  Company's  actual  results  to  differ   materially  from
expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.